Exhibit 4.36

OFFICER’S CERTIFICATE

TO:                                                                         British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland and Labrador

RE:                                                                          Special Meeting of Shareholders of Augusta Resource Corporation (the “Company”) to be held on September 19, 2014 (the “Meeting”)

With reference to National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), the undersigned, Patrick Donnelly, the Vice President and General Counsel of the Company, in such capacity and not in his personal capacity, certifies for and on behalf of the Company, that:

1.                                      in accordance with the requirements set out in section 2.20(a) of NI 54-101, arrangements have been made to have the proxy-related materials for the Meeting sent in compliance with the applicable timing requirements in sections 2.9 and 2.12 of NI 54-101;

2.                                      in accordance with the requirements set out in section 2.20(b) of NI 54-101, arrangements have been made to carry out all of the requirements of NI 54-101 in addition to those described in paragraph 1 above; and

3.                                      the Company is relying upon section 2.20 of NI 54-101 in connection with the Meeting.

DATED as of the 25th day of August, 2014.

(signed) “Patrick Donnelly”
Name: Patrick Donnelly
Title: Vice President and General Counsel